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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              Boise Cascade Corp.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                           Preferred Series F Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   097383806
                       --------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               PAGE 1 OF 10 PAGES

---------------------------                       ------------------------------
CUSIP No. 097383806                   13G              Page  2  of  10  Pages
---------------------------                       ------------------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John Hancock Mutual Life Insurance Company
     I.R.S. No. 04-1414660
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [_]
                                                           (b)  [_]
     N/A
--------------------------------------------------------------------------------
  3  SEC USE ONLY
--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Commonwealth of Massachusetts
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER
 Number of
  Shares          -0-
             -------------------------------------------------------------------
Beneficially   6  SHARED VOTING POWER
 Owned by
   Each           -0-
             -------------------------------------------------------------------
 Reporting     7  SOLE DISPOSITIVE POWER
   Person
    With          -0-
             -------------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     See line 9, above.
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     IC, BD, IA, HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 10 PAGES

---------------------------                       ------------------------------
CUSIP No. 097383806                   13G              Page  3  of  10  Pages
---------------------------                       ------------------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John Hancock Subsidiaries, Inc.
     I.R.S. No. 04-2687223
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [_]
                                                           (b)  [_]
     N/A
--------------------------------------------------------------------------------
  3  SEC USE ONLY
--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER
 Number of
  Shares          -0-
             -------------------------------------------------------------------
Beneficially   6  SHARED VOTING POWER
 Owned by
   Each           -0-
             -------------------------------------------------------------------
 Reporting     7  SOLE DISPOSITIVE POWER
   Person
    With          -0-
             -------------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     See line 9, above.
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 10 PAGES

---------------------------                       ------------------------------
CUSIP No. 097383806                   13G              Page  4  of  10  Pages
---------------------------                       ------------------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John Hancock Asset Management
     I.R.S. No. 04-3279774
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [_]
                                                           (b)  [_]
     N/A
--------------------------------------------------------------------------------
  3  SEC USE ONLY


--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Commonwealth of Massachusetts
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER
 Number of
  Shares          -0-
             -------------------------------------------------------------------
Beneficially   6  SHARED VOTING POWER
 Owned by
   Each           -0-
             -------------------------------------------------------------------
 Reporting     7  SOLE DISPOSITIVE POWER
   Person
    With          -0-
             -------------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     See line 9, above.
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 10 PAGES

---------------------------                       ------------------------------
CUSIP No. 097383806                   13G              Page  5  of  10  Pages
---------------------------                       ------------------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Berkeley Financial Group
     I.R.S. No. 04-3145626
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [_]
                                                           (b)  [_]
     N/A
--------------------------------------------------------------------------------
  3  SEC USE ONLY
--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Commonwealth of Massachusetts
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER
 Number of
  Shares          -0-
             -------------------------------------------------------------------
Beneficially   6  SHARED VOTING POWER
 Owned by
   Each           -0-
             -------------------------------------------------------------------
 Reporting     7  SOLE DISPOSITIVE POWER
   Person
    With          -0-
             -------------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, Inc.
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     See line 9, above.
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     HC
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 10 PAGES

---------------------------                       ------------------------------
CUSIP No. 097383806                   13G              Page  6  of  10  Pages
---------------------------                       ------------------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     John Hancock Advisers, Inc.
     I.R.S. No. 04-2441573
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [_]
                                                           (b)  [_]
     N/A
--------------------------------------------------------------------------------
  3  SEC USE ONLY
--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER
 Number of
  Shares          -0-
             -------------------------------------------------------------------
Beneficially   6  SHARED VOTING POWER
 Owned by
   Each           -0-
             -------------------------------------------------------------------
 Reporting     7  SOLE DISPOSITIVE POWER
   Person
    With          496,400
             -------------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     496,400
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     N/A
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.4%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 10 PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

       Attention:  Intentional misstatements or omissions of fact constitute
                   Federal criminal violations (See 18 U.S.C. 1001)


     Item 1(a)  Name of Issuer:
                --------------
                Boise Cascade Corp.

     Item 1(b)  Address of Issuer's Principal Executive Offices:
                -----------------------------------------------
                One Jefferson Square
                P.O. Box 50
                Boise, ID  83728

     Item 2(a)  Name of Person Filing:
                ---------------------
                This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's wholly-owned subsidiary, John Hancock Asset Management ("JHAM"), JHAM's wholly-owned subsidiary, The Berkeley Financial Group ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

     Item 2(b)  Address of the Principal Offices:
                --------------------------------
                The principal business offices of JHMLICO, JHSI, and JHAM are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, MA 02199.

     Item 2(c)  Citizenship:
                -----------
                JHMLICO, JHAM and TBFG were organized and exist under the laws of the Commonwealth of Massachusetts. JHSI and JHA were organized and exist under the laws of the State of Delaware.


     Item 2(d)  Title of Class of Securities:
                ----------------------------
                Preferred Series F Stock

     Item 2(e)  CUSIP Number:
                ------------
                097383806

     Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-
            ------------------------------------------------------------------
            2(b), check whether the person filing is a:
            ------------------------------------------

            JHMLICO:  (a) (X)  Broker or Dealer registered under (S)15 of the
                               Act.

                      (c) (X) Insurance Company as defined in (S)3(a)(19) of the Act.

                      (e) (X) Investment Adviser registered under (S)203 of the Investment Advisers Act of 1940.

                      (g) (X)  Parent Holding Company, in accordance with
                               (S)240.13d-1(b)(ii)(G).

                               PAGE 7 OF 10 PAGES

                JHSI: (g) (X)  Parent Holding Company, in accordance with
                               (S)240.13d-1(b)(ii)(G).

                JHAM: (g) (X)  Parent Holding Company, in accordance with
                               (S)240.13d-1(b)(ii)(G).

                TBFG: (g) (X)  Parent Holding Company, in accordance with
                               (S)240.13d-1(b)(ii)(G).

                 JHA: (e) (X)  Investment Adviser registered under (S)203 of the
                               Investment Advisers Act of 1940.

     Item 4 Ownership:
            ---------

            (a)  Amount Beneficially Owned:
                 --------------------------
                 JHA has direct beneficial ownership of 496,400 shares of Preferred Series F Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHAM, JHSI and TBFG have indirect beneficial ownership of these same shares. The shares are held by five closed-end diversified management companies registered under (S)8 of the Investment Company Act.

                 Patriot Premium Dividend Fund I           -  35,000 shares;
                 Patriot Premium Dividend Fund II          -  68,400 shares;
                 Patriot Select Dividend Trust             -  90,000 shares;
                 Patriot Global Fund                       - 150,000 shares;
                 Patriot Preferred Dividend Fund           - 153,000 shares.

            (b)  Percent of Class:  10.4%
                 ----------------

            (c)  (i)   sole power to vote or to direct the vote: -0-

                 (ii)  shared power to vote or to direct the vote:  -0-

                 (iii) sole power to dispose or to direct the disposition of:
                       JHA has sole power to dispose or to direct the disposition of the 496,400 shares of Preferred Series F Stock under the advisory agreements noted in Item 4(c)(i) above:

     Item 5 Ownership of Five Percent or Less of a Class:
            --------------------------------------------
            With this filing, the Reporting Persons state that they have ownership of five percent or less of a class of voting equity Securities, as such is defined under Sec. 13(d) of the 1934 Securities Exchange Act and its regulations.

     Item 6 Ownership of More than Five Percent on Behalf of Another Person:
            ---------------------------------------------------------------
            Not Applicable

     Item 7 Identification and Classification of the Subsidiary which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company:
            ------------------------------------------------------------
            See Items 3 and 4 above.

     Item 8 Identification and Classification of Members of the Group:
            ---------------------------------------------------------
            Not applicable.

     Item 9 Notice of Dissolution of a Group:
            --------------------------------
            Not applicable.

                               PAGE 8 OF 10 PAGES

     Item 10 Certification:
             -------------
             By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                               JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                               By:    /s/ John T. Farady
                                     -------------------------------------------
                               Name:  John T. Farady
                                     -------------------------------------------
Dated: January 24, 1996        Title: Senior Vice President & Treasurer
      --------------------           -------------------------------------------



                               JOHN HANCOCK SUBSIDIARIES, INC.

                               By:    /s/ John T. Farady
                                     -------------------------------------------
                               Name:  John T. Farady
                                     -------------------------------------------
Dated: January 24, 1996        Title: Treasurer
      --------------------           -------------------------------------------


                               JOHN HANCOCK ASSET MANAGEMENT

                               By:    /s/ James H. Young
                                     -------------------------------------------
                               Name:  James H. Young
                                     -------------------------------------------
Dated: January 23, 1996        Title: Secretary
      --------------------           -------------------------------------------


                               THE BERKELEY FINANCIAL GROUP

                               By:    /s/ Susan S. Newton
                                     -------------------------------------------
                               Name:  Susan S. Newton
                                     -------------------------------------------
Dated: January 24, 1996        Title: Vice President
      --------------------           -------------------------------------------


                               JOHN HANCOCK ADVISERS, INC.

                               By:    /s/ Susan S. Newton
                                     -------------------------------------------
                               Name:  Susan S. Newton
                                     -------------------------------------------
Dated: January 24, 1996        Title: Vice President
      --------------------           -------------------------------------------

                               PAGE 9 OF 10 PAGES

                                                  EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., John Hancock Asset Management, The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Terminating Schedule 13G, to which this Agreement is attached, relating to the Preferred Series F Stock of Boise Cascade Corp., is filed on behalf of each of them.


                               JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                               By:    /s/ John T. Farady
                                     -------------------------------------------
                               Name:  John T. Farady
                                     -------------------------------------------
Dated: January 24, 1996        Title: Senior Vice President & Treasurer
      --------------------           -------------------------------------------



                               JOHN HANCOCK SUBSIDIARIES, INC.

                               By:    /s/ John T. Farady
                                     -------------------------------------------
                               Name:  John T. Farady
                                     -------------------------------------------
Dated: January 24, 1996        Title: Treasurer
      --------------------           -------------------------------------------


                               JOHN HANCOCK ASSET MANAGEMENT

                               By:    /s/ James H. Young
                                     -------------------------------------------
                               Name:  James H. Young
                                     -------------------------------------------
Dated: January 23, 1996        Title: Secretary
      --------------------           -------------------------------------------


                               THE BERKELEY FINANCIAL GROUP

                               By:    /s/ Susan S. Newton
                                     -------------------------------------------
                               Name:  Susan S. Newton
                                     -------------------------------------------
Dated: January 24, 1996        Title: Vice President
      --------------------           -------------------------------------------


                               JOHN HANCOCK ADVISERS, INC.

                               By:    /s/ Susan S. Newton
                                     -------------------------------------------
                               Name:  Susan S. Newton
                                     -------------------------------------------
Dated: January 24, 1996        Title: Vice President
      --------------------           -------------------------------------------

                              PAGE 10 OF 10 PAGES